Exhibit 99.2

Q1 FY25
Letter to Shareholders
August 6, 2024

August 6, 2024
Dear Shareholders,
In Q1 FY25, Cirrus Logic delivered revenue of $374.0 million, up 18% year over year. Revenue was above the top end of our guidance range due to stronger-than-expected shipments into smartphones. GAAP and non-GAAP operating profit were 12.5 percent and 19.0 percent, respectively, while GAAP and non-GAAP earnings per share were $0.76 and $1.12, respectively.
During the quarter, we started ramping production of our new custom boosted amplifier and our first 22-nanometer smart codec ahead of new smartphone launches that are expected in the fall. Additionally, we were pleased with the progress we made on our strategy to diversify into new markets. We saw positive design momentum with laptops and began the development of next-generation components that will broaden our product portfolio in this market. We also introduced the latest in a series of next-generation data converters that we expect to drive growth in professional audio, consumer, and industrial applications. Looking forward, we are optimistic about the opportunities ahead of us as we continue to leverage our mixed-signal processing expertise to diversify our product portfolio and expand our addressable market in new application areas.
Figure A: Cirrus Logic Q1 FY25

Q1 FY25	GAAP	Adj.	Non-GAAP*
Revenue	$374.0		$374.0
Gross Profit	$188.9	$0.3	$189.2
Gross Margin	50.5%		50.6%
Operating Expense	$142.1	($24.1)	$118.0
Operating Income	$46.8	$24.4	$71.2
Operating Profit	12.5%		19.0%
Interest Income	$8.2		$8.2
Other Income	$1.6		$1.6
Income Tax Expense	$14.5	$4.1	$18.6
Net Income	$42.1	$20.3	$62.4
Diluted EPS	$0.76	$0.36	$1.12
*Complete GAAP to Non-GAAP reconciliations available on page 10
Numbers may not sum due to rounding
$ millions, except EPS
Revenue and Gross Margin
Revenue for the June quarter was $374.0 million, up one percent quarter over quarter and up 18 percent year over year. Q1 FY25 revenue was above the top end of our guidance range due to stronger-than-expected shipments into smartphones. The year-over-year increase in sales was driven by an increase in smartphone unit volumes and high-performance mixed-signal (HPMS) content gains. This was partially offset by lower general market sales. In the September quarter, we expect revenue to range from $490 million to $550 million, up 39 percent sequentially and up eight percent year over year at the midpoint. When comparing our September quarter outlook to the equivalent quarter last year, we would note that in FY25 our September quarter begins and ends one week later. Thus, it encompasses one week more of the higher-volume production associated with typical seasonal product ramps.

Q1 FY25 Letter to Shareholders	2

In Q1 FY25, revenue derived from our audio and HPMS product lines represented 59 percent and 41 percent of total revenue, respectively. One customer contributed approximately 88 percent of total revenue in Q1 FY25. Our relationship with our largest customer remains outstanding, with continued strong design activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.
Figure B: Cirrus Logic Revenue ($M) Q2 FY23 to Q2 FY25

$700
$600
$500
$400
$300
$200
$100
$0
$541
$591
$373
$317
$481
$619
$372
$374
$520*
Q2/FY23
Q3/FY23
Q4/FY23
Q1/FY24
Q2/FY24
Q3/FY24
Q4/FY24
Q1/FY25
Q2/FY25
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of August 6, 2024
GAAP gross margin in the June quarter was 50.5 percent, compared to 51.8 percent in Q4 FY24 and 50.3 percent in Q1 FY24. Non-GAAP gross margin in the June quarter was 50.6 percent, compared to 51.9 percent in Q4 FY24 and 50.4 percent in Q1 FY24. On a sequential basis, the 130-basis point decrease was mostly driven by higher supply chain costs largely related to new product ramps. In the September quarter, we expect gross margin to range from 50 percent to 52 percent.
Operating Profit, Tax, and EPS
Operating profit for Q1 FY25 was 12.5 percent on a GAAP basis and 19.0 percent on a non-GAAP basis. GAAP operating expense was $142.1 million and included $21.1 million in stock-based compensation, $2.0 million in amortization of acquisition intangibles, and $1.0 million in lease impairment. On a sequential basis, GAAP operating expense increased by $1.9 million primarily due to an increase in employee-related expenses and a lease impairment, offset by lower product development costs. On a year-over-year basis, GAAP operating expense increased by $0.5 million largely due to higher variable compensation, offset by lower acquisition-related costs. Non-GAAP operating expense for the quarter

Q1 FY25 Letter to Shareholders	3

was $118.0 million, up $1.5 million sequentially and $4.2 million year over year. The company’s total headcount exiting Q1 was 1,651.
Combined GAAP R&D and SG&A expenses for Q2 FY25 are expected to range from $149 million to $155 million, including approximately $22 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $125 million and $131 million.
Figure C: GAAP R&D and SG&A Expenses ($M)/Headcount Q2 FY23 to Q2 FY25

$160
$140
$120
$100
$80
$60
$40
$20
$0
1,634
1,660
1,702
1,719
1,644
1,637
1,625
1,651
Q2 FY23
Q3 FY23
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of August 6, 2024
For the June quarter, GAAP tax expense was $14.5 million on GAAP pre-tax income of $56.6 million, resulting in an effective tax rate of 25.6 percent. Non-GAAP tax expense for the quarter was $18.6 million on non-GAAP pre-tax income of $81.0 million, resulting in a non-GAAP effective tax rate of 23.0 percent. The GAAP and non-GAAP effective tax rates for the June quarter were unfavorably impacted by a provision of the Tax Cuts and Jobs Act of 2017 that requires companies to capitalize and amortize R&D expenses rather than deduct them in the current year. We continue to anticipate that the impact of capitalized R&D will become less pronounced as additional years of R&D expenses are amortized. We estimate that our FY25 non-GAAP effective tax rate will range from approximately 22 percent to 24 percent.
GAAP earnings per share for the June quarter was $0.76, compared to earnings per share of $0.81 the prior quarter and $0.28 in Q1 FY24. Non-GAAP earnings per share for the June quarter was $1.12, versus $1.24 in Q4 FY24 and $0.67 in Q1 FY24.

Q1 FY25 Letter to Shareholders	4

Balance Sheet
Our cash and investment balance at the end of Q1 FY25 was $744.6 million, up from $699.9 million the prior quarter and $426.1 million in Q1 FY24. Cash flow from operations for the June quarter was $87.2 million. During the quarter, we repurchased 361,218 shares at an average price of $113.48, returning $41.0 million of cash to shareholders in the form of buybacks. At the end of Q1 FY25, the company had $274.1 million remaining in its share repurchase authorization. Over the long term, we expect strong cash flow generation, and we will continue to evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases.
Q1 FY25 inventory was $232.6 million, up from $227.2 million in Q4 FY24. In Q2 FY25, we expect inventory to increase from the prior quarter in support of new smartphone launches expected this fall.
Company Strategy
We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, increasing HPMS content in smartphones; and third, leveraging our strength in audio and HPMS to expand into additional applications and markets with both existing and new components.
Audio in Smartphones
In smartphone audio, customer engagement and development activities were robust in the June quarter. We recently began ramping production of our next-generation custom boosted amplifier and our first 22-nanometer smart codec ahead of new product launches later this year. These new components will deliver significant performance improvements over prior generations, enabling our customer to build more compelling and power-efficient devices for users while also saving vital board space. Over the past six years, the current generation of this amplifier and codec have shipped over three and a half billion and one billion units, respectively. Similarly, we anticipate these new components will ship for multiple smartphone generations once launched, providing sustained revenue contribution. During the quarter, we also engaged with Android customers on next-generation flagship smartphones with our general market audio components, and although the majority of our general market R&D resources are focused on developing products for new markets, we expect new flagship smartphones utilizing our components to come to market in the second half of the calendar year.
HPMS in Smartphones
Beyond audio, we are excited about the opportunities to grow our smartphone content with HPMS solutions. Engagement with our largest customer on camera controllers remains strong, and the features they help to enable have been very well received. With new product introductions later this year, we expect to benefit from a more favorable mix of smartphones on the market that include our third-generation camera controller. While our close engineering collaboration has spanned multiple generations of camera controllers, we continue to work on strengthening this relationship and identifying opportunities to enhance system performance and help enable advanced camera functionality.

Q1 FY25 Letter to Shareholders	5

Furthermore, we are investing in new product development for power and battery technologies, which we view as the largest greenfield opportunity within the HPMS category. Our teams are focused on maximizing power efficiency for various subsystems in battery-powered devices by implementing advanced converter topologies that integrate digital control and mixed-signal techniques. We anticipate that the investments that we are making in this space today will contribute to product diversification and expand our footprint in this product category in the future.
Expanding Audio and HPMS into New Applications and Markets
Outside of smartphones, we remain focused on leveraging our intellectual property in other applications and markets. We have seen positive design momentum in laptops as they seek to become thinner, lighter, and more power-efficient, making our technology increasingly relevant. We are encouraged by the positive feedback we have received on our audio codec, boosted amplifier, haptic driver, and power converter, and we expect more end products utilizing our components to come to market over the next year. Moreover, we have begun the development of next-generation amplifiers and codecs that are expected to broaden our portfolio and address a wider range of the laptop market as customers seek to optimize performance across tiers and retail price points. We believe there are meaningful opportunities for Cirrus Logic to increase content per laptop as well as expanding our overall market share in the coming years.
While we expect laptops to be the largest near-term opportunity outside of smartphones, we also continue to make progress with our general market business where we service the professional audio, consumer, and industrial applications. Following the launch of our latest generation of analog-to-digital converters (ADCs) last year, we recently introduced a series of new digital-to-analog converters (DACs) and an ultra-high-performance audio codec in this product family. These products deliver exceptional performance and innovative features like hybrid gain control while requiring lower power compared to previous generations. We are currently sampling these components and are excited about the initial design-in phase with customers. Furthermore, we continue to engage OEMs that are seeking higher-quality sound and haptic feedback in AR/VR headsets, gaming devices, and wearables, and anticipate new devices utilizing our components to be introduced over the next year. Looking forward, we plan to continue to leverage our mixed-signal design and advanced low-power signal processing expertise to execute on our strategic vision and capitalize on growth opportunities in new applications and markets.
Summary and Guidance
For the September quarter we expect the following results:
•Revenue to range between $490 million and $550 million;
•GAAP gross margin to be between 50 percent and 52 percent; and
•Combined GAAP R&D and SG&A expenses to range between $149 million and $155 million, including approximately $22 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $125 million and $131 million.
In conclusion, in addition to delivering outstanding results in the June quarter, we began ramping our next-generation custom audio components, saw positive design momentum in laptops, and introduced new general market products. We continue to execute on our strategy to drive end-market diversification

Q1 FY25 Letter to Shareholders	6

and product expansion through our HPMS solutions. With a deep commitment to innovation and an exciting roadmap, we believe Cirrus Logic is well-positioned to grow long-term shareholder value.
Sincerely,

John Forsyth President & Chief Executive Officer	Ulf Habermann Interim Chief Financial Officer

Conference Call Q&A Session
Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website.
A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion or by calling (609) 800-9909 or toll-free at (800) 770-2030 (Access Code: 95424)
Use of Non-GAAP Financial Information
To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.
Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our expectation that a new smartphone utilizing our new custom boosted amplifier and our first 22-nanometer smart codec will launch in the fall; our

Q1 FY25 Letter to Shareholders	7

ability to develop next-generation components that will broaden our product portfolio for the laptop market; our expectation that our next generation data converters will drive growth in professional audio, consumer, and industrial applications; our ability to leverage our mixed-signal processing expertise to diversify our product portfolio and expand our addressable market in new application areas; our expectations for strong free cash flow generation over the long term; our ability to maintain our leadership position in smartphone audio; our ability to increase HPMS content in smartphones; our ability to leverage our strength in audio and HPMS to expand into additional applications and markets with both new and existing components; our expectation that our new custom boosted amplifier and our first 22-nanometer smart code will ship for multiple smartphone generations and provide sustained revenue contribution; our expectation that new Android flagship smartphones utilizing our components will come to market in the second half of the calendar year; our expectation that we will benefit from a more favorable mix of smartphones on the market that include our third-generation camera controller; our belief that the investments we are making in the power and battery space will contribute to product diversification and expand our footprint in this product category in the future; our expectation that more end products utilizing our components will come to market over the next year; our belief that there are meaningful opportunities to increase both content per laptop and market share in the coming years; our belief that we are well-positioned to grow long-term shareholder value; our non-GAAP effective tax rate for the full fiscal year 2025; our expectation that the impact of this capitalized R&D will become less pronounced as additional years of R&D expenses are amortized for tax purposes; and our forecasts for the second quarter of fiscal year 2025 revenue, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquisition intangibles, and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the second quarter of fiscal year 2025, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; and the risk factors listed in our Form 10-K for the year ended March 30, 2024 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Q1 FY25 Letter to Shareholders	8

Summary of Financial Data Below:
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended
	Jun. 29, 2024	Mar. 30, 2024	Jun. 24, 2023
	Q1'25	Q4'24	Q1'24
Audio	$218,970	$226,681	$195,806
High-Performance Mixed-Signal	155,056	145,146	121,210
Net sales	374,026	371,827	317,016
Cost of sales	185,101	179,202	157,629
Gross profit	188,925	192,625	159,387
Gross margin	50.5%	51.8%	50.3%

Research and development	105,363	103,383	106,215
Selling, general and administrative	36,770	36,866	35,379
Total operating expenses	142,133	140,249	141,594

Income from operations	46,792	52,376	17,793

Interest income	8,202	7,360	4,600
Other income (expense)	1,609	(78)	377
Income before income taxes	56,603	59,658	22,770
Provision for income taxes	14,508	14,816	7,170
Net income	$42,095	$44,842	$15,600

Basic earnings per share	$0.79	$0.83	$0.28
Diluted earnings per share:	$0.76	$0.81	$0.28

Weighted average number of shares:
Basic	53,433	53,739	54,862
Diluted	55,665	55,559	56,631

Prepared in accordance with Generally Accepted Accounting Principles

Q1 FY25 Letter to Shareholders	9

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)
Non-GAAP financial information is not meant as financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended
	Jun. 29, 2024	Mar. 30, 2024	Jun. 24, 2023
Net Income Reconciliation	Q1'25	Q4'24	Q1'24
GAAP Net Income	$42,095	$44,842	$15,600
Amortization of acquisition intangibles	1,972	1,973	2,170
Stock-based compensation expense	21,385	22,158	22,715
Lease impairment	1,019	—	—
Acquisition-related costs	—	—	3,166
Adjustment to income taxes	(4,105)	75	(5,628)
Non-GAAP Net Income	$62,366	$69,048	$38,023

Earnings Per Share Reconciliation
GAAP Diluted earnings per share	$0.76	$0.81	$0.28
Effect of Amortization of acquisition intangibles	0.03	0.03	0.04
Effect of Stock-based compensation expense	0.38	0.40	0.40
Effect of Lease impairment	0.02	—	—
Effect of Acquisition-related costs	—	—	0.05
Effect of Adjustment to income taxes	(0.07)	—	(0.10)
Non-GAAP Diluted earnings per share	$1.12	$1.24	$0.67

Operating Income Reconciliation
GAAP Operating Income	$46,792	$52,376	$17,793
GAAP Operating Profit	12.5%	14.1%	5.6%
Amortization of acquisition intangibles	1,972	1,973	2,170
Stock-based compensation expense - COGS	266	362	285
Stock-based compensation expense - R&D	15,763	15,483	15,952
Stock-based compensation expense - SG&A	5,356	6,313	6,478
Lease impairment	1,019	—	—
Acquisition-related costs	—	—	3,166
Non-GAAP Operating Income	$71,168	$76,507	$45,844
Non-GAAP Operating Profit	19.0%	20.6%	14.5%

Operating Expense Reconciliation
GAAP Operating Expenses	$142,133	$140,249	$141,594
Amortization of acquisition intangibles	(1,972)	(1,973)	(2,170)
Stock-based compensation expense - R&D	(15,763)	(15,483)	(15,952)
Stock-based compensation expense - SG&A	(5,356)	(6,313)	(6,478)
Lease impairment	(1,019)	—	—
Acquisition-related costs	—	—	(3,166)
Non-GAAP Operating Expenses	$118,023	$116,480	$113,828

Gross Margin/Profit Reconciliation
GAAP Gross Profit	$188,925	$192,625	$159,387
GAAP Gross Margin	50.5%	51.8%	50.3%
Stock-based compensation expense - COGS	266	362	285
Non-GAAP Gross Profit	$189,191	$192,987	$159,672
Non-GAAP Gross Margin	50.6%	51.9%	50.4%

Effective Tax Rate Reconciliation
GAAP Tax Expense	$14,508	$14,816	$7,170
GAAP Effective Tax Rate	25.6%	24.8%	31.5%
Adjustments to income taxes	4,105	(75)	5,628
Non-GAAP Tax Expense	$18,613	$14,741	$12,798
Non-GAAP Effective Tax Rate	23.0%	17.6%	25.2%

Tax Impact to EPS Reconciliation
GAAP Tax Expense	$0.26	$0.27	$0.13
Adjustments to income taxes	0.07	—	0.10
Non-GAAP Tax Expense	$0.33	$0.27	$0.23

Q1 FY25 Letter to Shareholders	10

CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Jun. 29, 2024	Mar. 30, 2024	Jun. 24, 2023
ASSETS
Current assets
Cash and cash equivalents	$491,351	$502,764	$352,346
Marketable securities	25,680	23,778	35,765
Accounts receivable, net	190,079	162,478	186,033
Inventories	232,566	227,248	300,956
Prepaid wafers	84,700	86,679	84,739
Other current assets	77,365	103,245	88,829
Total current Assets	1,101,741	1,106,192	1,048,668

Long-term marketable securities	227,527	173,374	38,029
Right-of-use lease assets	136,295	138,288	125,538
Property and equipment, net	170,953	170,175	167,238
Intangibles, net	27,624	29,578	36,447
Goodwill	435,936	435,936	435,936
Deferred tax asset	54,622	48,649	44,991
Long-term prepaid wafers	50,375	60,750	110,262
Other assets	60,552	68,634	49,483
Total assets	$2,265,625	$2,231,576	$2,056,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$77,562	$55,545	$75,941
Accrued salaries and benefits	41,101	47,612	36,465
Lease liability	22,058	20,640	19,903
Acquisition-related liabilities	—	—	24,527
Other accrued liabilities	61,021	62,596	46,018
Total current liabilities	201,742	186,393	202,854

Non-current lease liability	132,016	134,576	125,071
Non-current income taxes	52,704	52,013	59,587
Other long-term liabilities	31,533	41,580	12,286
Total long-term liabilities	216,253	228,169	196,944

Stockholders' equity:
Capital stock	1,792,283	1,760,701	1,693,420
Accumulated earnings (deficit)	58,591	58,916	(33,621)
Accumulated other comprehensive loss	(3,244)	(2,603)	(3,005)
Total stockholders' equity	1,847,630	1,817,014	1,656,794
Total liabilities and stockholders' equity	$2,265,625	$2,231,576	$2,056,592
Prepared in accordance with Generally Accepted Accounting Principles

Q1 FY25 Letter to Shareholders	11

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended
	Jun. 29,	Jun. 24,
	2024	2023
	Q1'25	Q1'24
Cash flows from operating activities:
Net income	$42,095	$15,600
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,359	11,941
Stock-based compensation expense	21,385	22,715
Deferred income taxes	(5,897)	(9,411)
Loss on retirement or write-off of long-lived assets	—	6
Other non-cash charges	1,104	1,334
Net change in operating assets and liabilities:
Accounts receivable, net	(27,601)	(35,560)
Inventories	(5,318)	(67,506)
Prepaid wafers	12,354	—
Other assets	(5,459)	8,101
Accounts payable and other accrued liabilities	12,037	(10,278)
Income taxes payable	30,102	20,079
Acquisition-related liabilities	—	3,166
Net cash provided by (used in) operating activities	87,161	(39,813)
Cash flows from investing activities:
Maturities and sales of available-for-sale marketable securities	12,646	11,048
Purchases of available-for-sale marketable securities	(69,060)	(13,372)
Purchases of property, equipment and software	(9,990)	(12,310)
Investments in technology	(155)	—
Net cash used in investing activities	(66,559)	(14,634)
Cash flows from financing activities:
Net proceeds from the issuance of common stock	10,196	560
Repurchase of stock to satisfy employee tax withholding obligations	(1,219)	(1,047)
Repurchase and retirement of common stock	(40,992)	(38,504)
Net cash used in financing activities	(32,015)	(38,991)
Net decrease in cash and cash equivalents	(11,413)	(93,438)
Cash and cash equivalents at beginning of period	502,764	445,784
Cash and cash equivalents at end of period	$491,351	$352,346
Prepared in accordance with Generally Accepted Accounting Principles

Q1 FY25 Letter to Shareholders	12

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)
Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended

	Jun. 29,	Jun. 29,	Mar. 30,	Dec. 30,	Sep. 23,
	2024	2024	2024	2023	2023
	Q1'25	Q1'25	Q4'24	Q3'24	Q2'24
Net cash provided by (used in) operating activities (GAAP)	$548,648	$87,161	$170,526	$313,692	$(22,731)
Capital expenditures	(36,180)	(10,145)	(7,695)	(9,813)	(8,527)
Free Cash Flow (Non-GAAP)	$512,468	$77,016	$162,831	$303,879	$(31,258)

Cash Flow from Operations as a Percentage of Revenue (GAAP)	30%	23%	46%	51%	(5)%
Capital Expenditures as a Percentage of Revenue (GAAP)	2%	3%	2%	2%	2%
Free Cash Flow Margin (Non-GAAP)	28%	21%	44%	49%	(6)%

Q1 FY25 Letter to Shareholders	13

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in millions; unaudited)
(not prepared in accordance with GAAP)

Q2 FY25
Guidance
Operating Expense Reconciliation
GAAP Operating Expenses	$149 - 155
Stock-based compensation expense	(22)
Amortization of acquisition intangibles	(2)
Non-GAAP Operating Expenses	$125 - 131

Q1 FY25 Letter to Shareholders	14